                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                    NEON COMMUNICATIONS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                           NEON COMMUNICATIONS, INC.
                              2200 WEST PARK DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

Notice is hereby given that the Annual Meeting of Stockholders of NEON Communications, Inc., a Delaware corporation (the "COMPANY"), will be held as follows:

DATE:   Tuesday, July 31, 2001

TIME:   10:00 a.m. local time

PLACE:  Hale and Dorr LLP
        60 State Street
        Boston, Massachusetts 02109

The meeting will be held to consider and vote upon the following matters:

    1. To elect nine directors to serve until the next annual meeting of stockholders;

    2. To ratify the selection of Arthur Andersen LLP as our independent public accountants for the current year; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The board of directors has fixed the close of business on Monday, July 2, 2001 as the date for the determination of the stockholders of record entitled to notice of, and to vote at, the meeting and at any adjournments thereof.

July 5, 2001                                   By order of the Board of Directors,
                                               Stephen A. Bogiages, SECRETARY

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE,
  SIGN AND RETURN THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE IN
       ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE
             AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                           NEON COMMUNICATIONS, INC.
                               ------------------

                                PROXY STATEMENT

                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 31, 2001

GENERAL

    This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of NEON Communications, Inc. for use at the annual meeting of stockholders to be held on Tuesday, July 31, 2001 at 10:00 a.m. local time at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and at any adjournment of that meeting.

    All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery to the company secretary of a written revocation, by submitting a subsequently dated proxy or by voting in person at the meeting. Attendance at the meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the meeting that the stockholder intends to revoke the proxy and vote in person.

    On July 2, 2001, the date for the determination of stockholders of record entitled to vote at the meeting, there were outstanding and entitled to vote an aggregate of 21,335,061 shares of common stock, $.01 par value per share, outstanding and entitled to vote. Each share of common stock entitles the record holder to one vote on each of the matters to be voted upon at the meeting.

    A copy of our annual report to stockholders for the year ended December 31, 2000, which contains financial statements and other information of interest to stockholders and accompanies the notice of the annual meeting and this proxy statement, was mailed to stockholders on or about July 5, 2001. A copy of our annual report on Form 10-K for the year ended December 31, 2000 is available upon request.

VOTES REQUIRED

    The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting. Holders of shares of common stock present in person or represented by proxy (including holders of shares who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the annual meeting of stockholders.

    Of the holders of shares who are entitled to vote and who are present or represented by proxy at the meeting, the affirmative vote of the holders of a plurality of the shares voted is required for the election of the directors and the affirmative vote of the holders of a majority of the shares voted is required for ratification of the appointment of our independent public accountants.

    Holders of shares who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the election of the directors or the ratification of the appointment of independent public accountants.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The number of members of our board of directors is currently fixed at ten. We currently have ten directors, and their terms of office expire at the 2001 Annual Meeting of Stockholders. The board of directors proposes that the nine nominees described below, each of whom is currently serving as a director, be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. One of our directors, Robert A. Shinn, has declined to stand for reelection and will cease to serve as a director at the 2001 Annual Meeting of Stockholders. Under the terms of our by-laws, a majority of the members of our board of directors has the power to fill the vacancy on the board of directors that will result. Under the Stockholders' Agreement among us, Exelon Capital Partners Corporation, Consolidated Edison
Communications, Inc. and Mode 1 Communications, Inc. described under the heading "Related Party Transactions," Exelon Capital Partners Corporation has the right to name the nominee to fill this vacancy. Exelon Capital Partners Corporation has informed us that they have not yet determined who this nominee will be as of the date of this proxy statement.

    The persons named in the enclosed proxy will vote to elect each of the nominees named below unless the proxy is marked otherwise. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                      "FOR" THE ELECTION OF THE NOMINEES.

    Listed below is information that has been furnished by each director standing for reelection as to his or her age at May 30, 2001, the year he or she was first elected a director, if applicable, his or her principal occupation and business experience for the past five years and directorships with other publicly held companies.

                                     DIRECTOR        PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE
NAME                        AGE       SINCE        DURING THE PAST FIVE YEARS AND OTHER DIRECTORSHIPS
----                      --------   --------   ---------------------------------------------------------
Stephen E. Courter           46         2000    Chief Executive Officer and Chairman of the board of
                                                directors. Managing Director of Energis, N.V. from June
                                                1998 to December 2000. Vice President, Finance and
                                                Assistant General Manager of Energis, N.V. from June 1995
                                                to June 1998.

Victor Colantonio            53         1989    Founder. Vice Chairman of the board of directors since
                                                1998 and President from 1994 to January 2001.

Katherine E. Dietze          42         1998    Managing Director in the Global Media and
                                                Telecommunications Group in the Investment Banking
                                                Department of Credit Suisse First Boston since 1996.
                                                Managing Director in the Global Telecommunications Group
                                                at Salomon Brothers, Inc. from 1986 to September 1996.
                                                Director of CTC Communications, a publicly-traded
                                                telecommunications services provider.

John H. Forsgren             54         1998    Interim Chief Executive Officer from August 2000 to
                                                December 2000. Executive Vice President and Chief
                                                Financial Officer of Northeast Utilities and various
                                                subsidiaries since 1996. Managing Director of Chase
                                                Manhattan Bank from December 1994 to July 1996. Mr.
                                                Forsgren serves as one of our directors at the request of
                                                the management of Northeast Utilities.

                                     DIRECTOR        PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE
NAME                        AGE       SINCE        DURING THE PAST FIVE YEARS AND OTHER DIRECTORSHIPS
----                      --------   --------   ---------------------------------------------------------
Michael I. German            50         2000    Senior Vice President Business Development and Growth of
                                                Energy East Corporation and President and Chief Executive
                                                Officer of The Energy Network since September 2000.
                                                President and Chief Operating Officer of New York State
                                                Electric and Gas Corporation, or NYSEG, from April 1999
                                                to August 2000. Executive Vice President and Chief
                                                Operating Officer of NYSEG from May 1997 to March 1999.
                                                Senior Vice President of NYSEG from November 1994 to
                                                April 1997. Mr. German also serves as a director of New
                                                York State Electric and Gas Corporation, CTG Resources,
                                                Inc., CMP Group, Berkshire Energy Resources and
                                                subsidiaries of Energy East Corporation. Mr. German
                                                serves as one of our directors at the request of the
                                                management of Energy East Corporation.

F. Michael McClain           51         1998    Vice President, Finance of Energy East Corporation since
                                                October 2000. Vice President, Corporate Development of
                                                CMP Group, Inc. from December 1999 to October 2000. Vice
                                                President, Corporate Development of Central Maine Power
                                                Company from February to September 1998. Group Vice
                                                President-Petroleum of Dead River Company from 1979 to
                                                1996. Mr. McClain serves as one of our directors at the
                                                request of the management of Energy East Corporation.

Peter A. Rust                47         2000    Chief Executive Officer of Consolidated Edison
                                                Communications, Inc. since February 1999. Vice President,
                                                Operations, of Bell Atlantic Internetworking and
                                                Multimedia Solutions from March 1997 to January 1999.
                                                Managing Director, Application Development, of Bell
                                                Atlantic from January 1996 to February 1997. Managing
                                                Director, Enterprise Markets, of Bell Atlantic from
                                                August 1995 to December 1995. Mr. Rust serves as one of
                                                our directors at the request of the management of
                                                Consolidated Edison Communications.

Gary D. Simon                52         1998    Senior Vice President, Enterprise Analysis and
                                                Development, of Northeast Utilities Service Company, a
                                                subsidiary of Northeast Utilities, since April 1998.
                                                Senior Director, Global Electric Power, of Cambridge
                                                Energy Research Associates, an independent research firm
                                                specializing in energy markets from January 1990 to March
                                                1998. Mr. Simon serves as one of our directors at the
                                                request of the management of Northeast Utilities.

Donald S. Parker             52         2001    Senior Vice President and General Counsel of Global One
                                                Communications, Inc., an international telecommunications
                                                company, since January 1996. Vice President and General
                                                Counsel of Sprint International, an affiliate of Sprint
                                                Corporation, from 1991 to 1996.

For information relating to shares of common stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management" below.

BOARD AND COMMITTEE MEETINGS

    Our board of directors met nine times during 2000. Each director attended at least 75% of the aggregate number of board meetings. Each director attended all committee meetings held during 2000 that he or she was eligible to attend as a director and committee member, except that Ms. Dietze and Mr. McClain were each unable to attend one audit committee meeting in 2000 and Ms. Dietze was unable to attend two executive committee meetings in 2000. During 2000, the board of directors had a standing executive committee, audit committee and compensation committee.

    The executive committee may exercise all of the powers of the board of directors in the management of our business affaires when the board of directors is not in session, except those powers that may only be exercised by the board of directors. The executive committee met five times during 2000. The current members of the executive committee are Ms. Dietze and Messrs. Courter, Colantonio, Forsgren and McClain.

    The audit committee of the board of directors is responsible for reviewing financial reports, accounting procedures and controls the scope and results of the annual audit of our financial statements. The audit committee met three times during 2000. The current members of the audit committee are Ms. Dietze, Mr. Parker and Mr. Rust. Each of Ms. Dietze and Mr. Parker is independent, as determined in accordance with the applicable listing standards of the Nasdaq Stock Market. Mr. Rust is not independent but his membership on the committee has been determined by the board of directors to be required by the best interests of the stockholders for the reasons set forth in the "Report of the Audit Committee" appearing elsewhere in this proxy statement.

    The compensation committee of the board of directors is responsible for reviewing compensation issues and making decisions concerning the compensation (including stock option grants) of executive officers. The compensation committee met seven times during 2000. The current members of the compensation committee are Ms. Dietze, Chairperson and Messrs. Forsgren and Shinn. Mr. Shinn has declined to stand for reelection at the meeting, and his term of office as a member of the board of directors and the compensation committee will expire at the meeting.

DIRECTORS' COMPENSATION

    On October 25, 2000, the board of directors adopted the same compensation plan for non-employee directors that had applied to NEON Optica prior to our establishment as its holding company. The board compensation plan provides for the payment of the following fees to directors who are not employees: $20,000 per year for service as a director, payable quarterly in arrears; $500 per board meeting attended; $250 per committee meeting attended; $300 per telephonic board meeting attended and $150 per telephonic committee meeting attended. All directors are reimbursed their expenses of attending board and committee meetings.

    The board compensation plan also provides that each current non-employee director is automatically granted an option, upon his or her initial election to the board, to purchase a number of shares equal to one-tenth of one percent (0.1%) of the number of shares common stock outstanding on a fully diluted basis exercisable at the market price on the date of grant. When the plan was adopted by NEON Optica, an initial option to purchase 16,241 shares of our common stock exercisable at $12.00 per share was granted to each non-employee director at the time. We assumed the plan when we became NEON Optica's parent holding company. Each option granted under the plan vests in four equal installments, on the date of grant and on the first three anniversaries of the date of grant.

    On October 25, 2000, the board granted to each of Messrs. German, Rust and Shinn, none of whom had been directors of NEON Optica, an option to purchase 18,731 shares of common stock with the vesting described above at an exercise price of $14.31 per share, the market value on the date of grant.

    On July 26, 2000, the date of the first meeting of directors after the 2000 annual meeting of stockholders, each of Ms. Dietze and Messrs. Forsgren, McClain and Simon were granted an option to purchase 18,811 shares of common stock. All options were granted at an exercise price of $46.00 per share and vest as described above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Except as otherwise noted below, the following table sets forth certain information as of April 1, 2001 with respect to the beneficial ownership of shares of our common stock by each person known to us to own beneficially more than 5% of the outstanding shares of common stock; the directors and director nominees; our chief executive officer, the former chief executive officer and the other executive officers listed in the summary compensation table below; and the directors and executive officers as a group.

                                                               SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
NAME OF BENEFICIAL OWNER (1)                                    NUMBER      PERCENTAGE
----------------------------                                  -----------   ----------
5% OR GREATER STOCKHOLDERS
Northeast Utilities
  107 Selden Street
  Berlin, Connecticut 06037 (2).............................  13,837,717       64.9%
Consolidated Edison Communications, Inc.
  4 Irving Place
  New York, New York 10003 (3)..............................   9,381,916       43.9
Exelon Capital Partners Corporation
  2301 Market Street
  Philadelphia, Pennsylvania, 19103 (4).....................   9,381,916       43.9
Energy East Corporation
  c/o New England Business Trust
  The Great Road
  Bedford, Massachusetts 01730 (5)..........................   9,229,839       43.3

DIRECTORS

Stephen E. Courter (6)......................................          --         --
Victor Colantonio (7).......................................     377,521        1.7
Katherine E. Dietze (8).....................................      30,895          *
John H. Forsgren (9)........................................      18,895          *
Michael I. German (10)......................................       5,683          *
F. Michael McClain (11).....................................      30,895          *
Peter A. Rust (12)..........................................       4,683          *
Robert A. Shinn (13)........................................       6,683          *
Gary D. Simon (14)..........................................      18,896          *
Donald S. Parker (15).......................................          --          *

OTHER EXECUTIVE OFFICERS

William F. Fennell (16).....................................      72,206          *
Michael A. Musen (17).......................................      61,201          *
Vincent C. Bisceglia (18)...................................          --         --
All directors and executive officers as a group (11 persons)
  (18)......................................................     627,558        2.9

------------------------

*   Represents less than 1% of the outstanding shares of common stock.

(1) The address of each person for whom no address is included in the table is c/o NEON Communications, Inc., 2200 West Park Drive, Westborough, Massachusetts 01581.

(2) Represents (i) 4,774,038 shares held of record by Mode 1
    Communications, Inc. ("Mode 1"), an indirect wholly owned subsidiary of Northeast Utilities ("NU"), (ii) an additional 4,607,878 shares, of which 2,476,735 shares are held of record by Consolidated Edison
    Communications, Inc. ("CEC"), a wholly owned subsidiary of Consolidated Edison, Inc. ("ConEd"), and 2,131,143 shares are held of record by Exelon Capital Partners Corp. ("Exelon"), a wholly owned subsidiary of Exelon Corporation, which may be deemed to be beneficially owned by NU as a result of the Stockholders' Agreement dated September 14, 2000 by and among CEC, Mode 1, NU and Exelon (the

    "Stockholders' Agreement") (see "Related Party Transactions--CONSOLIDATED EDISON COMMUNICATIONS, EXELON CORPORATION AND NORTHEAST UTILITIES STOCKHOLDERS' AGREEMENT"), and (iii) an additional 4,455,801 shares held by New England Business Trust ("NEBT"), which may be deemed to be beneficially owned by NU as a result of the Principal Stockholders Agreement dated
    May 28, 1998, as amended on October 19, 2000, by and among Central Maine Power Company ("CMP"), NU, Mode 1 and NEBT (the "Principal Stockholders Agreement"). See "Related Party Transactions--PRINCIPAL STOCKHOLDERS AGREEMENT." Mr. Forsgren, one of our directors, is the executive vice president and chief financial officer of NU and certain of its affiliates. Mr. Simon, one of our directors, is the senior vice president--enterprise analysis and development for Northeast Utilities Service Company, a subsidiary of NU. Each of Messrs. Forsgren and Simon disclaims beneficial ownership of the shares held by Mode 1 except to the extent of his pecuniary interest, if any.

(3) Represents (i) 2,476,735 shares held of record by CEC and (ii) an additional 6,905,181 shares, of which 4,774,038 shares are held of record by Mode 1 and 2,131,143 shares are held by Exelon, which shares may be deemed to be beneficially owned by ConEd as a result of the Stockholders' Agreement. See "Related Party Transactions--CONSOLIDATED EDISON COMMUNICATIONS, EXELON CORPORATION AND NORTHEAST UTILITIES STOCKHOLDERS' AGREEMENT." Mr. Rust, one of our directors, is the chief executive officer of CEC. Mr. Rust disclaims beneficial ownership of the shares held by CEC, except to the extent of his pecuniary interest, if any.

(4) Represents (i) 2,131,143 shares held of record by Exelon and (ii) an additional 7,250,773 shares, of which 4,774,038 shares are held of record by Mode 1 and 2,476,735 shares are held of record by CEC, which may be deemed to be beneficially owned by Exelon as a result of the Stockholders' Agreement. See "Related Party Transactions--CONSOLIDATED EDISON COMMUNICATIONS, EXELON CORPORATION AND NORTHEAST UTILITIES STOCKHOLDERS' AGREEMENT."

(5) Represents (i) 4,455,801 shares held of record by NEBT and (ii) an additional 4,774,038 shares held of record by Mode 1, which may be deemed to be beneficially owned by NEBT as a result of the FiveCom, Inc. Principal Stockholders Agreement. See "Related Party Transactions--PRINCIPAL STOCKHOLDERS AGREEMENT." NEBT is owned by New England Investment Corporation, a wholly-owned subsidiary of Mainecom Services, which is a wholly-owned subsidiary of CMP Group, Inc. CMP Group, Inc. is a wholly owned subsidiary of Energy East Corporation ("Energy East"). The trustees of NEBT are New England Investment Corporation and Joseph D. Fay. Joseph D. Fay is general counsel, secretary and clerk of Mainecom Services and a director of New England Investment Corporation. The address of NEBT is 110 Great Road, Bedford, Massachusetts 01730. Mr. McClain, one of our directors, is the vice president, corporate development of CMP Group, Inc. Mr. McClain disclaims beneficial ownership of the shares held by CMP Group, Inc., except to the extent of his pecuniary interest, if any. Mr. German, one of our directors, is the Senior Vice President of Energy East. Mr. German disclaims beneficial ownership except to the extent of his pecuniary interest, if any.

(6) Mr. Courter does not have any options exercisable within 60 days after April 1, 2001.

(7) Includes 376,136 shares issuable pursuant to options exercisable within 60 days after April 1, 2001 and 300 shares held by Mr. Colantonio's minor child, as to which shares Mr. Colantonio disclaims beneficial ownership except to the extent of his pecuniary interest, if any.

(8) Represents 30,895 shares issuable pursuant to options exercisable within 60 days after April 1, 2001.

(9) Represents 18,895 shares issuable pursuant to options exercisable within 60 days after April 1, 2001.

(10) Represents 4,683 shares issuable pursuant to options exercisable within 60 days after April 1, 2001.

(11) Represents 30,895 shares issuable pursuant to options exercisable within 60 days after April 1, 2001.

(12) Represents 4,683 shares issuable pursuant to options exercisable within 60 days after April 1, 2001.

(13) Includes 4,683 shares issuable pursuant to options exercisable within 60 days after April 1, 2001. Mr. Shinn has declined to stand for reelection at the meeting, and his term of office as a member of the board of directors will expire at the meeting.

(14) Represents 18,896 shares issuable pursuant to options exercisable within 60 days after April 1, 2001.

(15) Mr. Parker was elected to the board of directors in May 2001.

(16) Includes 61,806 shares issuable pursuant to options exercisable within 60 days after April 1, 2001 and 400 shares held by Mr. Fennell's minor children, as to which shares Mr. Fennell disclaims beneficial ownership except to the extent of his pecuniary interest, if any.

(17) Includes 20,000 shares issuable pursuant to options exercisable within 60 days after April 1, 2001.

(18) Mr. Bisceglia resigned as chairman and chief executive officer in August 2000.

(19) Includes 571,572 shares issuable pursuant to options exercisable within 60 days after April 1, 2001.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation for the fiscal years ended December 31, 1998, 1999 and 2000 for our chief executive officer, our former chief executive officers, our former president and our most highly compensated executive officers (other than our chief executive officer) whose total annual salary and bonus exceeded $100,000 in 2000. We refer to the chief executive officer, the former chief executive officers, the former president and these other executive officers as the "named executive officers."

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                    ANNUAL COMPENSATION      SHARES
                                                    -------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY     BONUS       OPTIONS      COMPENSATION(1)
---------------------------              --------   --------   --------   ------------   ---------------
Stephen E. Courter (2).................    2000     $ 23,846   $     --      300,000          $   --
  Chairman of the Board and Chief          1999           --         --           --              --
  Executive Officer                        1998           --         --           --              --

John H. Forsgren (3)...................    2000       24,950         --       18,811              --
  Former Interim Chairman of the Board     1999       21,515         --       18,682              --
  and Chief Executive Officer              1998           --         --       16,241              --

Vincent C. Bisceglia (4)...............    2000      345,692         --           --           4,757
  Former Chairman of the Board and         1999      211,746         --      299,628           4,124
  Chief Executive Officer                  1998       25,845         --      350,000              --

Victor Colantonio (5)..................    2000      203,992     70,000           --           5,712
  Vice Chairman of the Board and Former    1999      203,325         --           --           4,994
  President                                1998      174,556    500,000      649,628           4,800

William F. Fennell.....................    2000      127,137     31,250           --           4,134
  Chief Financial Officer and Treasurer    1999      127,175         --           --           3,840
                                           1998      111,436         --      162,407           3,246

Michael A. Musen.......................    2000      127,568         --           --           4,211
  Vice President, Operations               1999      115,855         --       60,000           3,557
                                           1998      123,313         --       40,601           3,592

------------------------

(1) These amounts represent amounts paid by us on behalf of the named executive officer as 401(k) contributions and group life insurance premiums.

(2) Mr. Courter joined the company in December 2000.

(3) Mr. Forsgren resigned as chairman of the board of directors and interim chief executive officer in December 2000 upon the election of Mr. Courter to these positions. The compensation detailed in the above table represents compensation as a director of the company. Mr. Forsgren was not separately compensated as interim chief executive officer.

(4) Mr. Bisceglia resigned as chairman of our board of directors and chief executive officer in August 2000.

(5) Mr. Colantonio resigned as president in December 2000 but continues to serve as vice chairman of the board of directors and as a consultant to the company.

OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of stock options made during fiscal 2000 to each of the named executive officers.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED RATES
                                                                                                      OF STOCK PRICE
                                          NUMBER OF       PERCENT OF                              APPRECIATION FOR OPTION
                                         SECURITIES      TOTAL OPTIONS   EXERCISE                         TERM(1)
                                         UNDERLYING       GRANTED TO     PRICE PER   EXPIRATION   -----------------------
NAME                                   OPTIONS GRANTED     EMPLOYEES       SHARE      DATE (2)        5%          10%
----                                   ---------------   -------------   ---------   ----------   ----------   ----------
Stephen E. Courter...................      300,000           24.07%       $ 7.56      12/12/10    $  602,327   $2,302,871

John H. Forsgren (3).................       18,811            1.51         46.00       7/26/10       525,036    1,348,581

Vincent C. Bisceglia.................           --              --            --            --            --           --

Victor Colantonio....................           --              --            --            --            --           --

William F. Fennell...................           --              --            --            --            --           --

Michael A. Musen.....................           --              --            --            --            --           --

------------------------

(1) The amounts shown in these columns represent hypothetical gains that could be achieved if the options were exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the option was granted to its expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with an exercise. Actual gains, if any, on a stock option exercise will depend on the future performance of our common stock, the option holder's continued employment, and the date on which the option is exercised.

(2) The expiration date of each option is the tenth anniversary of the date on which the option was granted.

(3) Mr. Forsgren resigned as chairman of the board of directors and interim chief executive officer in December 2000 upon the election of Mr. Courter to these positions. The stock options detailed in the above table represents compensation as a director of the company. Mr. Forsgren was not separately compensated as interim chief executive officer.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth certain information concerning each exercise of a stock option during the fiscal year ended December 31, 2000 by each of the named executive officers. It also includes the number of shares subject to options and the "value" of unexercised options held by each of the named executive officers on December 31, 2000. The value of an unexercised option for purposes of this table is the difference between the fair market value of our common stock on December 31, 2000 ($6.50 per share, as quoted on the Nasdaq National Market) and the option's exercise price, multiplied by the number of shares underlying the option.

                                                                                                    VALUE OF UNEXERCISED
                                                                    NUMBER OF SHARES SUBJECT        IN-THE-MONEY OPTIONS
                                                                     TO OUTSTANDING OPTIONS          AT FISCAL YEAR END
                                SHARES ACQUIRED                    ---------------------------   ---------------------------
NAME                              ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ---------------   --------------   -----------   -------------   -----------   -------------
Stephen E. Courter............           --                 --            --        300,000              --              --

John H. Forsgren..............           --                 --        14,225         27,509              --              --

Vincent C. Bisceglia..........      110,580         $6,710,624            --             --              --              --

Victor Colantonio.............      111,000         $9,879,113       376,136        162,407              --              --

William F. Fennell............       31,500         $2,992,750        61,806         40,601              --              --

Michael A. Musen..............       40,601         $3,067,863        20,000         40,000              --              --

EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL AGREEMENTS

    Mr. Courter serves as our chief executive officer and chairman of our board of directors pursuant to the terms of an employment agreement dated
December 12, 2000. The agreement has an initial term expiring on December 31, 2003 and renews automatically on an annual basis thereafter unless terminated by either party no later than the immediately preceding June 1. The agreement provides for an annual base salary of not less than $250,000 per year, a sign-on bonus equal to $20,000, as well as an option to purchase 300,000 shares of our common stock at $7.56 per share evidenced by a stock option agreement which provides that the options vest as to 100,000 shares on each of December 12, 2001, December 12, 2002 and December 12, 2003, with accelerated vesting upon a change of control. In addition to being eligible to participate in our executive and employee plans, Mr. Courter has an opportunity to earn an annual bonus of up to 50% of his base salary upon achieving certain performance goals. If
Mr. Courter is terminated for any reason other than death, total disability or cause, if we elect not to renew or extend the agreement at the end of the initial term or any extended term or if he terminates his employment with us within six months of a substantial reduction in the nature or scope of his responsibilities, duties or authority, or a material adverse change in his title or position or relocation of our executive headquarters to a location more than fifty miles from our current location and our board of directors demands that he perform his obligations at the new location, Mr. Courter will be entitled to receive an amount equal to his base salary in effect immediately preceding the date of termination.

    Mr. Colantonio served as our president from NEON's inception until December 2000 and has served as the vice chairman of our board of directors since NEON's inception. Mr. Colantonio has served as a consultant to us since January 2001 pursuant to a Consulting Agreement dated January 1, 2001. This agreement has an initial term of six months and provides for Mr. Colantonio to be paid at the rate of $1,400 per eight-hour day for advising us in connection with our general business and the formulation of long term strategic plans. The agreement also provides that Mr. Colantonio, for his continuing service as our vice chairman, will be entitled to compensation as a non-employee director, including such fees and stock option grants generally provided to other non-employee directors from time to time as determined by our board of directors.

    Mr. Fennell serves as our chief financial officer pursuant to the terms of an employment agreement dated July 1, 1998. The agreement has an initial term expiring on July 30, 2001. The agreement provides for an annual base salary of not less than $125,000 per year, as well as an option to purchase 162,407 shares of our common stock at $12.00 per share evidenced by a stock option agreement which provides that the option vests as to 40,602 shares on each of May 20, 1998, August 5, 1999 and August 5, 2000, and as to 40,601 shares on August 5, 2001. Pursuant to the agreement, Mr. Fennell is also entitled to participate in our executive incentive plan and has an opportunity to earn an annual bonus, targeted at 25% of his base salary.

    Mr. Musen serves as our vice president, operations pursuant to the terms of an employment agreement dated September 29, 1994. The agreement has a term of three years and renews automatically on an annual basis unless terminated by either party on at least 180 days' notice. The agreement provides for an annual base salary of not less than $112,000.

    Prior to his resignation as our chairman and chief executive officer, Vincent C. Bisceglia was employed pursuant to an employment agreement dated November 12, 1998 and made effective November 5, 1998. The agreement had an initial term expiring on December 31, 2001, and provided for an annual base salary of not less than $210,000 and for the grant of two options in November 1998 and a third option in January 1999. The first two options covered 350,000 shares in the aggregate which became exercisable at $6.0875 per share, as to 162,407 shares on each of November 11, 1999 and 2000 and as to 25,186 shares on each of November 11, 2001. The third option covered 299,628 shares and became exercisable at $12.00 per share as to 137,221 shares on November 11, 2001 and as to 162,407 shares on November 11, 2002. In addition to being eligible to participate in our executive and employee plans,

Mr. Bisceglia had an opportunity to earn an annual bonus of up to 35% of his base salary upon achieving certain performance goals. Upon his resignation, Mr. Bisceglia's employment agreement was terminated and the third option described above lapsed.

REPORT OF THE COMPENSATION COMMITTEE

    The compensation committee seeks to achieve two primary goals in connection with executive compensation programs and decisions regarding individual compensation. First, the compensation committee structures executive compensation programs in a manner that it believes will enable us to attract and retain key executives. In order to ensure continuity of certain key members of management, in 1998 the board of directors approved multi-year employment contracts for our executive officers. In 2001, the board of directors also approved a multi-year contract with Stephen Courter, who became chief executive officer and chairman of the board of directors in December 2000. Second, executive compensation programs are intended to provide executives with an equity interest in us so as to link a portion of their compensation with the performance of our common stock.

    The compensation programs for executives established by the compensation committee consist of a base salary plus an annual cash bonus and/or a stock-based equity incentive award. In establishing base salaries for executive officers, the compensation committee considered salaries at other companies, particularly those that are in the same industry as we are or related industries and/or located in the same general geographic area as we are, considered historic salary levels of the individual and the nature of the individual's experience and responsibilities and compared the individual's base salary with those of other executives. To the extent appropriate, the compensation committee also considered our financial performance and the individual's performance.

    In establishing bonuses for executive officers, including the two individuals who served as our chief executive officers, the compensation committee considered a combination of individual and corporate performance goals to be achieved during the coming year.

    It is not currently the policy of the compensation committee to grant stock options to executives annually, and the timing of grants to executives, if any, will depend upon a number of factors, including new hires of executives, the executives' current stock and option holdings and such other factors as the compensation committee deems relevant. When granting stock options, it has generally been the policy of the compensation committee to fix the exercise price at 100% of the fair market value of our common stock on the date of grant.

    The compensation of Vincent C. Bisceglia, who served as our chief executive officer until August 2000, was governed by the terms of his employment agreement, which is described under the heading "Employment, Termination and Change-in-Control Agreements," above. John H. Forsgren, who currently serves as one of our directors and served as our interim chief executive officer from August until December 2000 was not separately compensated for his services. The compensation of our current chief executive officer, Stephen E. Courter, is currently governed by his employment agreement established in 2000, which is described under the heading "Employment, Termination and Change-in-Control Arrangements," above. The compensation committee considered the factors described above in determining Mr. Courter's compensation.

    SECTION 162(M). Section 162(m) of the Code generally disallows a federal tax deduction to public companies for compensation in excess of $1,000,000 paid to a corporation's chief executive officer and its four other most highly compensated executive officers. Qualifying "performance-based" compensation is not subject to the deduction limit if certain requirements are met. The adoption of the 1998 stock incentive plan was originally approved by our stockholders on May 26, 1998 and an amendment was approved by our stockholders on July 26, 2000.

    We review periodically the potential consequences of Section 162(m) on us. However, there can be no assurances that compensation granted to our executive officers will be treated as qualifying performance-based compensation under
Section 162(m). Moreover, because our annual bonus awards are not currently granted in a manner designed to qualify as performance-based compensation under
Section 162(m), it is possible that all or a portion of bonuses paid to our executive officers will not be deductible for federal income tax purposes.

                                          COMPENSATION COMMITTEE

                                          Katherine E. Dietze
                                          John H. Forsgren
                                          Robert A. Shinn

REPORT OF THE AUDIT COMMITTEE

    The audit committee of our board of directors is composed of three members and acts under a written charter first adopted and approved by NEON Optica in June 2000 and adopted by us in October 2000. A copy of this charter is attached to this proxy statement as Appendix A. The current members of the audit committee are Ms. Dietze, Mr. Parker and Mr. Rust. Each of Ms. Dietze and
Mr. Parker is independent, as determined in accordance with the applicable listing standards of the Nasdaq Stock Market. As a result of Mr. Rust's position as Chief Executive Officer of Consolidated Edison Communications, Inc., and the transactions between Consolidated Edison Communications, Inc. and us described under the heading "Related Party Transactions" appearing elsewhere in this proxy statement, Mr. Rust is not independent, but his membership on the committee has been determined by the board of directors to be required by the best interests of the stockholders. The board of directors based this determination on Mr. Rust's extensive experience with, and in-depth knowledge of, the operations of telecommunications businesses, most recently as Chief Executive Officer of Consolidated Edison Communications, Inc. The board of directors believes that this experience will give Mr. Rust unique insight into the financial and accounting issues that the Company is likely to encounter. The board of directors also considered Mr. Rust's education, training and sophistication with respect to financial and accounting matters.

    The audit committee reviewed our audited financial statements for the fiscal year ended December 31, 2000 and discussed these financial statements with our management. Management is responsible for our company's internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. The audit committee is responsible for monitoring and overseeing these processes. As appropriate, the audit committee reviews and evaluates, and discusses with our management, internal accounting, financial and auditing personnel and the independent auditors, the following:

    - the plan for, and the independent auditors' report on, each audit of our financial statements;

    - our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

    - changes in our accounting practices, principles, controls or methodologies;

    - significant developments or changes in accounting rules applicable to our company; and

    - the adequacy of our internal controls and accounting, financial and auditing personnel.

    The audit committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees), referred to as

SAS 61, with Arthur Andersen LLP, our independent auditors. SAS 61 requires our independent auditors to discuss with our audit committee, among other things, the following:

    - methods to account for significant unusual transactions;

    - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

    - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

    - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

    Our independent auditors also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard
No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the audit committee discussed with the independent auditors their independence from the Company. The audit committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors' independence.

    Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to our board of directors that the audited financial statements be included in our company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          AUDIT COMMITTEE

                                          Katherine E. Dietze
                                          Donald S. Parker
                                          Peter A. Rust

INDEPENDENT AUDITORS FEES AND OTHER MATTERS

AUDIT FEES

    Arthur Andersen LLP billed us an aggregate of $132,650 in fees for professional services rendered in connection with the audit of our financial statements for the most recent fiscal year and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Arthur Andersen LLP did not bill us for any professional services rendered to us and our affiliates for the fiscal year ended December 31, 2000 in connection with financial information systems design or implementation, the operation of our information system or the management of our local area network.

ALL OTHER FEES

    Arthur Andersen LLP billed us an aggregate of $98,000 in fees for other services rendered to us and our affiliates for the fiscal year ended December 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2000, Mr. Courter, Mr. Colantonio, Mr. Bisceglia and Mr. Forsgren served on the board of directors and served as executive officers. No interlocking relationship exists between any member of our compensation committee and any member of any other corporation's board of directors or compensation committee.

    The current members of our compensation committee are Ms. Dietze and Messrs. Forsgren and Shinn. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of our compensation committee.

RELATED PARTY TRANSACTIONS

NORTHEAST UTILITIES AGREEMENTS

    In 1994 and 1995, we entered into a series of agreements (as subsequently amended and restated in February 1998) with the three principal operating subsidiaries of Northeast Utilities concerning the provision of rights-of-way along electric utility towers and inside urban electric utility ducts. Pursuant to the agreements with Northeast Utilities, we acquired indefeasible rights of use in fiber optic filaments placed along Northeast Utilities, rights of way prior to February 1998 and acquired ownership of fiber optic filaments placed along Northeast Utilities' rights of way subsequent to February 1998. We and Northeast utilities both agreed to use best efforts to complete installation of the Northeast Utilities system by September 1999. We agreed to pay the cost of installing the cable and to utilize Northeast Utilities, engineering staff in carrying out the installation. Under our agreements with Northeast Utilities, we agreed to pay to Northeast Utilities' mileage-based annual fees and a percentage of the gross revenues that the company generates on the portion of our system located on Northeast Utilities' rights-of-way.

    A portion of the Northeast Utilities system, comprised of 12 fibers within the cable, is owned by, and has been set aside for, Northeast Utilities. Northeast Utilities may lease these fibers to third parties, provided that prior to September 2001, Northeast Utilities is not permitted to assign any fibers or resell capacity on its network to specified carriers except for certain limited purposes. After September 2001, Northeast Utilities will be free to use its network to compete with us.

    Under our agreements with Northeast Utilities, if any proposed segment of our system's route requires material modifications or unusual expense to make it available for our fiber, or if Northeast Utilities withdraws any segment from the route in order to give priority to electrical services, we have the right to designate additional or alternative route segments, subject to Northeast Utilities, approval, which will not be withheld unless the additional or alternative segments would materially adversely affect Northeast Utilities' ability to provide reliable electric service, cause or create safety problems or would not be feasible for structural reasons. If Northeast Utilities wants to create new route segments in order to extend the their system, we have a right of first refusal on the provision of any such segments. If Northeast Utilities obtains such segments from third parties, Northeast Utilities has agreed to use its best efforts to obtain for us the unimpeded use of not less than 12 usable single mode fibers in such segment on terms no less favorable than those provided to Northeast Utilities.

    The agreements with Northeast Utilities have an initial term of 30 years and expire in September 2024. Thereafter, they automatically renew for five-year terms, unless one of the parties has given a one-year advance notice of termination. In the event that Northeast Utilities gives such a notice and terminates the agreements, it must either, at its option, pay us an amount equal to the fair market value of their system less the value of their own network or allow us to retain the indefeasible rights of use and receive from us an annual payment equal to 10% of our gross revenue from the Northeast Utilities system, which payment would be in addition to the other annual payments under the agreements with Northeast Utilities.

    In addition to the foregoing, our agreements with Northeast Utilities may be terminated by Northeast Utilities if we default in the performance of our obligations under the agreements, including the failure to obtain and maintain all necessary government permits, licenses, franchises and approvals, and the failure to pay amounts due under the agreements, subject in most cases to cure periods of between 30 and 90 days.

    We believe that our agreements with Northeast Utilities are on terms at least as favorable to us as could have been obtained from unaffiliated third parties. Northeast Utilities has waived right-of-way fees otherwise payable by the company through 2004 in return for our agreement to build our system to certain facilities of Northeast Utilities and to allow them to use 12 fibers on designated route segments in their service territory.

CENTRAL MAINE POWER COMPANY AGREEMENT

    In January 1997, we and Central Maine Power Company entered into an agreement in which Central Maine Power Company granted us a right of use in fiber optic filaments within a cable along a certain route in Central Maine Power Company's service territory. We have the right to install additional cable in Central Maine Power Company's service territory, subject to the approval of Central Maine Power Company, which must not be unreasonably withheld. We are obligated to pay the cost of installing the cable.

    In exchange for the rights of use, we agreed to pay to Central Maine Power Company an annual fee beginning, with regard to any particular route segment, in the first calendar year following the installation date for such route segment.

    Our rights of use do not apply to six fibers that have been set aside for Central Maine Power Company's use as their network. Central Maine Power Company may use these fibers for its own business purposes, but may not lease them to third parties prior to the seventh anniversary of any given installation date. After the seven-year period, to the extent that Central Maine Power Company has excess capacity on its network, Central Maine Power Company is required to negotiate in good faith with us to provide such excess capacity before making it available to third parties. If we do not enter into an agreement with Central Maine Power Company for such excess capacity, Central Maine Power Company will be able to use such capacity to compete with us.

    Our agreement with Central Maine Power Company has an initial term of 30 years and expires in January 2027. Thereafter, it is renewable at our option for an additional ten-year term. In the event that we elect to renew the agreement, we must pay to Central Maine Power Company an annual payment equal to 10% of our gross annual revenue from the Central Maine Power Company system, which payment would be in addition to the other annual payments under the agreement with Central Maine Power Company.

    In addition to the foregoing, our agreement with Central Maine Power Company may be terminated by them if we default in our obligations under the agreement and our default is not cured within a designated cure period.

    We believe that our agreement with Central Maine Power Company is on terms at least as favorable to us as could have been obtained from unaffiliated third parties.

CMP GROUP, INC., MAINECOM SERVICES, NEW ENGLAND BUSINESS TRUST AND NORTHEAST UTILITIES AGREEMENT

    In March 2000, we entered into a memorandum of understanding with CMP
Group, Inc., MaineCom Services, New England Business Trust and Northeast Utilities. Under the memorandum of understanding, we agreed to file a registration statement to register certain shares of common stock held by New England Business Trust in response to the exercise of a demand registration request by New England Business Trust under a 1995 agreement. New England Business Trust also agreed to reimburse us for some of the expenses that we incur in connection with this offering up to an aggregate of $575,000. Pursuant to the 1995 agreement, we agreed to indemnify New England Business Trust against certain liabilities, including liabilities under the Securities Act. On May 19, 2000, New England Business Trust completed the sale of 1,500,000 shares of our common stock pursuant to this registration statement.

    New England Business Trust, Northeast Utilities and we also agreed under the memorandum of understanding to use commercially reasonable efforts to cause the form of stockholders agreement which was to be executed in connection with the closing of the transactions contemplated by the Consolidated Edison Communications and Exelon Corporation agreements to be amended to add New England Business Trust as a party and to provide for amendments similar to those to be made to the existing stockholders agreement between New England Business Trust and Northeast Utilities, which are described above.

    In addition, New England Business Trust and Northeast Utilities agreed under the March 2000 memorandum of understanding to vote in favor of the issuance of shares to Consolidated Edison Communications and Exelon Corporation in connection with our agreements with each of them. CMP and Northeast Utilities agreed to amend the existing stockholders agreement between them in the manner described below. See "Principal Stockholders Agreement."

REGISTRATION RIGHTS

    In November 1995, we entered into a stock subscription agreement with MaineCom Services pursuant to which MaineCom Services purchased shares of our Series B convertible preferred stock. Pursuant to the terms of the agreement, MaineCom Services has the right to have the shares of our common stock that were issued upon conversion of its shares of our Series B convertible preferred stock included in any registration statement we file relating to any public offering of our common stock, except to the extent the number of such shares may be limited by the managing underwriter of the offering. In addition, MaineCom Services may request that we register all or part of the those shares at any time at least 180 days after the effective date of a registered underwritten offering of our Common Stock, provided that the anticipated aggregate net offering price for such securities is at least $10,000,000. MaineCom Services through its affiliate, New England Business Trust, made such a demand by a letter addressed to us and dated January 28, 2000. In response to that request, we filed the registration statement referenced above under the heading "CMP Group, Inc., MaineCom Services, New England Business Trust and Northeast Utilities Agreement" relating to 3,450,000 shares of our common stock held by New England Business Trust.

PRINCIPAL STOCKHOLDERS AGREEMENT

    Central Maine Power Company and Northeast Utilities have entered into a FiveCom, Inc. Principal Stockholders Agreement dated May 28, 1998, whereby each of them agreed that, following the completion of our initial public offering, neither of them will permit or cause our company to merge or consolidate, liquidate or dissolve, change its form of organization or sell, lease, exchange or transfer all or substantially all of its assets, or seek bankruptcy protection or certain other protection from creditors, without the consent of both parties. In addition, they granted each other rights of first offer in connection with any proposed sale of our common stock held by them and the option to purchase the shares of common stock held by one of them if the other seeks bankruptcy protection or similar relief. This agreement will remain in effect for so long as Northeast Utilities owns at least 10% of our outstanding common stock, on a fully diluted basis, and the aggregate shares of our common stock owned by Northeast Utilities and Central Maine Power Company is at least 33 1/3% of our outstanding common stock, on a fully diluted basis.

    On October 19, 2000 pursuant to their agreement under the March 2000 memorandum of understanding described above, the parties entered into an amendment to the Principal Stockholders Agreement providing that each of them may sell shares of our common stock pursuant to Rule 144 of the Securities Act without regard to the right of first offer provision contained in the stockholders agreement between them and that each of them would agree to vote for two directors nominated to our board of directors by the other party. The parties also agreed that in the event Northeast Utilities holds less than

2,086,732 shares, New England Business Trust would only be obligated to vote for one director nominated by Northeast Utilities and that the voting obligation would be eliminated if Northeast Utilities holds less than 772,917 shares. Likewise, in the event that New England Business Trust holds less than 2,701,629 shares, Northeast Utilities would only be obligated to vote for one director nominated by New England Business Trust and the voting obligation would be eliminated if New England Business Trust holds less than 1,000,672 shares.

SEPTEMBER 2000 REORGANIZATION

    On November 20, 1999 the board of directors of NEON Optica, Inc. (formerly referred to as NorthEast Optic Network, Inc.), our predecessor, approved a plan of reorganization under which the business of NorthEast Optic Network would become a wholly-owned subsidiary of our company.

    At the direction of the board of directors of NEON Optica, our company was incorporated under the laws of the State of Delaware in November 1999 for the purpose of becoming a holding company by acquiring all of the outstanding NEON Optica common stock.

    At the direction of our board of directors and the board of directors of NEON Optica, NEON Acquisition was incorporated under the laws of the State of Delaware in November 1999 for the purpose of merging with NEON Optica in order to facilitate the reorganization.

    At the effective time of the reorganization in September 2000, shares of our common stock and the shares of common stock of NEON Optica and NEON Acquisition were converted and exchanged as described below:

     - Each share of NEON Optica common stock issued and outstanding immediately prior to the effective time of the reorganization automatically became and was converted into the right to receive one share of our common stock.

     - Each share of NEON Acquisition common stock issued and outstanding immediately prior to the effective time of the reorganization was converted into one share of NEON Optica common stock. As a result, at the effective time of the reorganization, all of the common stock of NEON Optica owned by us.

     - Each share of our common stock issued and outstanding immediately prior to the effective time of the reorganization was, at the effective time of the reorganization, canceled.

    At the effective time of the reorganization, NEON Optica stockholders became our stockholders. As stockholders of our company, they have essentially the same rights to govern our activities as they had with respect to NEON Optica; however, as stockholders of our company, they are not entitled to vote on matters requiring the approval of NEON Optica stockholders. Our stockholders are entitled to vote with respect to matters affecting our company, which owns 100% of the voting stock in NEON Optica.

    The directors of NEON Optica immediately prior to the effective time of the reorganization became our directors and the directors of NEON Optica immediately after the reorganization. Additionally, the officers and other employees of NEON Optica immediately prior to the effective time of the reorganization became employed by us in substantially the same capacities as they held in NEON Optica immediately prior to the reorganization.

CONSOLIDATED EDISON COMMUNICATIONS AGREEMENT AND EXELON CAPITAL PARTNERS CORPORATION AGREEMENT

    In November 1999, we entered into agreements with the communications subsidiaries of Consolidated Edison, Inc., and PECO Energy, Inc. (which was subsequently acquired by Exelon Corporation). Under these agreements, Exelon Capital Partners Corporation, Exelon Corporation's communications subsidiary ("Exelon"), and Consolidated Edison Communications Inc., Consolidated Edison communications' subsidiary ("CEC"), agreed to provide us with fiber optic filaments and interconnections which enable us to operate our network through significant portions of their coverage areas, including New York and Philadelphia, and enter into cooperative marketing arrangements with us.

    Under the agreements, we agreed to provide network transport and carrier services among the service areas of CEC and Exelon, provided that each of these companies provide connectivity from our network to their respective local loops, and each will manage distribution into its respective end-users' locations. The communications network operates under our brand name and we jointly develop, operate and market the combined telecommunications infrastructure that was created through the consummation of the two transactions.

    For an initial period of seven years, the agreements provide us with the exclusive right and obligation to provide communications services to CEC and Exelon and their certificated carrier customers to any point covered by our network, so long as we are able to provide such services in a timely manner and at market competitive prices. CEC and Exelon have reciprocal exclusive rights and obligations under the agreements to provide communications services to us and our customers to any point covered by their networks, subject to the same timing and pricing conditions.

    CEC agreed to provide a connection facility for us in Manhattan and provide connectivity to 25 carrier buildings in key areas of Manhattan. These buildings include major long distance company facilities, large collocation facilities, local serving offices and other high-traffic building sites. Exelon agreed to provide a new facility for our use in Philadelphia, convey a right-of-use to approximately 4,000 fiber miles in a corridor from New York City to Philadelphia and from Philadelphia to Baltimore and Washington, D.C., and provide connectivity to 40 carrier sites in metropolitan Philadelphia and to one site in each of Baltimore and Washington, D.C.

    Under the agreements, we issued 2,476,735 shares of our common stock to CEC and 2,131,143 shares of our common stock to Exelon, which resulted in CEC and Exelon owning approximately 10.75% and 9.25% of our outstanding common stock, respectively, immediately following the consummation of the transaction. A portion of these shares of common stock issued to each of CEC and Exelon remain subject to forfeiture until certain obligations are satisfied by each of CEC and Exelon. Under the stockholders agreement described above, each of these companies also received the right to nominate one member to our board of directors. In addition, under the agreements each of CEC and Exelon are entitled to purchase a pro rata portion of any equity or debt offering by us based upon their proportional equity ownership of our stock, subject to limitations and conditions set forth in the agreements.

CONSOLIDATED EDISON COMMUNICATIONS, EXELON CAPITAL PARTNERS CORPORATION AND NORTHEAST UTILITIES STOCKHOLDERS' AGREEMENT.

    In September 2000, we entered into a Stockholders' Agreement with CEC, Exelon and Mode 1 Communications, Inc. ("Mode 1"), one of our principal stockholders and a subsidiary of Northeast Utilities. Under the Agreement, as amended to date, each of the stockholder parties has agreed that in any and all elections of our directors, it will vote all of the shares of voting stock then owned by it to fix the size of the board at ten directors and to elect two members designated by Mode 1, one member designated by Exelon and one member designated by CEC, provided that no party would be required to vote for any designee unacceptable to our board of directors.

    While this Agreement does not have a fixed term, it would terminate automatically upon a sale of our company. Also, in the event that Mode 1's stock ownership is reduced such that it holds a number of shares (i) equal to or less than the lower of the number of shares then held by Exelon and CEC, and
(ii) less than the number of shares held by Mode 1 on the date of the Agreement, then Mode 1 would be entitled to designate only one member to the board of directors. Further, if the stock ownership of any of CEC, Exelon or Mode 1 falls below one half of the percentage of shares held by Exelon on the date of the Agreement, then such party's rights and obligations would terminate without any effect on the rights and obligations of the other parties to the Agreement.

    The Agreement entitles each of CEC, Exelon and Mode 1 to a right of first offer with respect to proposed transfers of our stock by parties to the Agreement, other than (i) transfers among affiliates of the parties,
(ii) transfers pursuant to an acquisition of our company by another public company and (iii) transfers by each party of up to an aggregate of 160,000 shares of our voting stock in any rolling 12-month period. In the event a party proposes a transfer which is not so exempt from the right of first offer provisions, it would be required to offer to each of the other stockholder parties such party's pro rata portion of the offering, based upon its ownership of our company relative to the other parties to the Agreement, on terms and for consideration substantially comparable to the terms of the proposed offering. The Agreement also provides that, in the event that we are entitled under the May 1998 Principal Stockholders Agreement (described above) to purchase shares of our stock held by Central Maine Power Company or its affiliates, we will notify CEC, Exelon and Mode 1 and provide each of them with a comparable right of first offer under the Agreement to purchase a portion of such shares.

OTHER TRANSACTIONS

    During 2000, we reimbursed Central Maine Power Company and/or Union Water Power Company, a subsidiary of Energy East, $1,307,000 for personnel and construction costs related to our activities.

    We paid Northeast Utilities $851,000 in 2000 for materials, labor and other contractor charges related to the construction of the NEON system.

    For a description of employment agreements between us and our named executive officers, see "Compensation of Executive Officers--Employment, Termination and Change-in-Control Arrangements," above. For a description of stock options granted to certain directors, see "Proposal 1--Election of Directors--Directors' Compensation," above.

    On June 15, 2001, we entered into a purchase agreement with Mode 1 pursuant to which Mode 1 purchased from us an 18% subordinated convertible note due 2008 in the principal amount of $15 million. Mode 1 may convert the note at any time, and we may require Mode 1 to convert the note under certain circumstances, into shares of our common stock at a conversion price of $6 per share, subject to adjustment in accordance with the anti-dilution provisions of the note. Accrued interest on the note is payable either in cash or in shares of our common stock valued at the conversion price then in effect, at our election. We also granted Mode 1 registration rights with respect to the shares of our common stock issuable upon conversion of the Note.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the common stock between July 31, 1998 (the date the common stock of our predecessor, NorthEast Optic Networks, Inc. commenced public trading) and December 31, 2000 with the cumulative total return of the Nasdaq (U.S.) Index and the Nasdaq Telephone Communications Index, over the same period. This graph assumes the investment of $100 on July 31, 1998 in our common stock, the Nasdaq U.S. Index and the Nasdaq Telecommunications Index, and assumes any dividends are reinvested.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                          NEON COMMUNICATIONS, INC.(1)
                             THE NASDAQ U.S. INDEX
                      THE NASDAQ TELECOMMUNICATIONS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

CUMULATIVE TOTAL RETURN
                                       NEON               NASDAQ              NASDAQ
                         COMMUNICATIONS INC  STOCK MARKET (U.S.)  TELECOMMUNICATIONS
7/98                                 100.00               100.00              100.00
8/98                                  51.04                80.18               75.28
9/98                                  69.79                91.30               84.90
10/98                                 51.04                95.31               93.02
11/98                                 88.54               105.00               98.98
12/98                                 86.46               118.65              118.22
1/99                                 131.25               135.87              136.57
2/99                                 125.00               123.70              135.21
3/99                                 117.71               133.06              148.69
4/99                                 142.71               137.35              158.21
5/99                                 135.42               133.54              158.73
6/99                                 125.52               145.56              157.72
7/99                                 301.56               142.93              153.73
8/99                                 300.00               148.98              145.12
9/99                                 314.58               149.18              143.95
10/99                                303.13               161.14              170.48
11/99                                541.67               180.74              181.65
12/99                                521.36               220.50              209.74
1/00                                 816.67               212.34              209.10
2/00                                 935.42               252.70              229.40
3/00                                 704.69               247.50              222.96
4/00                                 466.67               208.18              181.67
5/00                                 284.90               183.06              151.93
6/00                                 513.54               215.19              175.86
7/00                                 350.53               203.53              156.72
8/00                                 370.32               227.59              159.43
9/00                                 290.63               198.03              140.85
10/00                                100.53               181.69              123.00
11/00                                 50.00               140.07               89.62
12/00                                 54.17               132.70               90.20

                                                                       CUMULATIVE TOTAL RETURN
                                                              -----------------------------------------
                                                                7/98      12/98      12/99      12/00
                                                              --------   --------   --------   --------
NEON COMMUNICATIONS, INC....................................   100.00      86.46     521.36      54.17
NASDAQ U.S. INDEX...........................................   100.00     118.64     219.57     132.70
NASDAQ TELECOMMUNICATIONS INDEX.............................   100.00     117.60     204.80      90.20

------------------------

(1) Gives retroactive effect to our holding company reorganization in September 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on our review of copies of reports filed by our directors and executive officers and persons beneficially owning more than 10% of our common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain of those persons, except as set forth below, we believe that during 2000 all filings required to be made by such persons were timely made. On December 11, 2000, William F. Fennell filed a Statement of Changes in Beneficial Ownership on Form 4 (a "Form 4") which was due on December 10, 2000 and on January 29, 2001, Michael A. Musen filed a
Form 4, which was due on January 10, 2001. On December 6, 2000, Michael I. German filed an Initial Statement of Beneficial Ownership on Form 3 (a
"Form 3") which was due on September 25, 2000. Each of Peter A. Rust, a current director, and Robert A. Shinn, a current director, have failed to file a Form 3 which was due on September 24, 2000.

  PROPOSAL 2--RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The board of directors has selected the firm of Arthur Andersen LLP as our independent public accountants for the current fiscal year. Arthur Andersen LLP served as our independent public accountants for the year ended December 31, 2000. Although stockholder approval of the selection of Arthur Andersen LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved, the board of directors may reconsider its selection.

    A representative of Arthur Andersen LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions from stockholders.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
            THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP
                       AS INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

OTHER BUSINESS

    The board of directors knows of no other business which will be presented for consideration at the meeting other than the proposals described above. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote or otherwise act in accordance with their best judgment on such matters.

SOLICITATION OF PROXIES

    We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies by telephone, telegraph, facsimile and personal interviews, but will receive no additional remuneration for doing so. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in this connection.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    Any proposal that a stockholder intends to present at the 2002 annual meeting of stockholders must be submitted to the secretary of the company no later than December 31, 2001 in order to be considered for inclusion in the Proxy Statement relating to that meeting. Written notice of proposals of stockholders submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934 for consideration at the 2002 annual meeting must be received on or before March 6, 2002 in order to be considered timely for purposes of Rule 14a-4 under the Exchange Act.

    Pursuant to our by-laws, the company must be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than stockholder matters included in the proxy statement). The required notice must be made in writing; delivered to or mailed and received by the company secretary at our principal offices, and, if relating to a nomination of directors, by first class United States mail, postage prepaid; and received not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the notice must be mailed or delivered not later than the close of business on the 10th day following the date on which the notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

                                               By order of the Board of Directors,

                                               Stephen A. Bogiages,
                                               SECRETARY

July 5, 2001

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                   APPENDIX A

                           NEON COMMUNICATIONS, INC.

                            AUDIT COMMITTEE CHARTER

1.  MEMBERSHIP

    (a) NUMBER. The Audit Committee shall consist of at least three independent, financially literate members of the Board of Directors meeting the requirements of independence set forth in Section 1(b) and financial literacy set forth in Section 1(c), below.

    (b) INDEPENDENCE. A director is considered independent -

        (i) if the director is not an officer or employee of the Company or its subsidiaries;

        (ii) if the director has no relationship which, in the opinion of the Company's Board of Directors, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director, and

       (iii) if the director satisfies all of the following criteria:

           (1) The director has not been an employee of the Company or any affiliate of the Company in the current year or in any of the past three years.

           (2) The director has no immediate family member who has been employed by the Company or an affiliate of the Company in any of the past three years. An immediate family member includes a person's spouse, parents, children, siblings, mother-in-law, father-in-Iaw, brother-in-law, sister-in-law, son-in-law, daughter-in-Law, and anyone who resides in a person's home.

           (3) The director is not employed as an executive of another entity that has a compensation committee which includes any of the Company's executives.

           (4) The director did not within the last fiscal year receive from the Company or any affiliate of the Company compensation greater than $60,000 excluding benefits under (A) a tax-qualified retirement plan; (B) compensation for service as a director; or (C) non-discretionary compensation.

           (5) The director has not in any of the past three years been a partner in, or a controlling shareholder or executive of, a for-profit business organization to which the Company made, or from which the Company received, payment (other than payments received solely from investments made in the Company's securities) that exceeds the GREATER of (A) $200,000; or (B) 5% of the Company's or the other business organization' s consolidated gross revenues.

               Under exceptional and limited circumstances, one director who has a relationship that makes him or her not independent and who is not a Company employee or an immediate family member of a Company employee, may serve on the Audit Committee if (A) the Board of Directors determines that the director's membership on the Audit Committee is required by the best interests of the Company and its shareholders; and (B) the Company discloses the nature of the relationship and the reasons for the determination in the next proxy statement for an annual meeting of security holders held after such determination.

    (c) FINANCIAL LITERACY.

        (i) Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable time after his or her appointment to the Audit Committee.

        (ii) At least one member of the Audit Committee must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background which results in the member having financial sophistication (such as being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities ).

    (d) CHAIRMAN. Unless a Chairman of the Audit Committee is elected by the Board of Directors, the Audit Committee shall elect a Chairman by majority vote.

2.  RESPONSIBILITIES OF THE AUDIT COMMITTEE

    (a) The Audit Committee shall assist the Board of Directors in fulfilling its responsibilities to shareholders concerning the Company's accounting and reporting practices, and shall promote open communication between the Audit Committee, the Board of Directors, the Company's independent auditor and management.

    (b) The Audit Committee shall discharge its responsibilities and shall assess the information provided by the Company's management and the independent auditor, in accordance with its business judgment.

    (c) The responsibilities set forth in this Audit Committee Charter do not reflect or create any duty or obligation of the Audit Committee to plan, conduct, oversee or determine the appropriate scope of any audit, or to determine that the Company's financial statements are complete, accurate, fairly presented, or in accordance with Generally Accepted Accounting Principles or applicable law. In exercising its business judgment, the Audit Committee shall rely on the information and advice provided by the Company's management and/or its independent auditor.

        (i) The Audit Committee shall review and reassess the adequacy of this Audit Committee Charter at least annually.

        (ii) The independent auditor shall be accountable to the Audit Committee and the Board of Directors.

       (iii) The Audit Committee and the Board of Directors shall together have the ultimate authority and responsibility to select the independent auditor and (when appropriate) replace the independent auditor.

        (iv) The Audit Committee shall ensure that it receives from the independent auditor.

        (v) The Audit Committee shall discuss with the independent auditor its independence and shall engage in a discussion with the independent auditor regarding any disclosed relationships or services that might impact the objectivity and independence of the auditor. The Audit Committee shall itself take, or shall recommend that the Board of Directors take appropriate action to oversee the independence of the independent auditor.

        (vi) The Audit Committee shall review and discuss the Company's audited financial statements with the Company's management.

       (vii) The Audit Committee shall discuss with the independent auditor those matters about which Statement on Auditing Standards No.61 requires discussion.

      (viii) Based upon its discharge of its responsibilities pursuant to
             Section 2(c)(iii) through Section 2(c)(vi), above, and any other information, discussion or communication that the Audit Committee in its business judgment deems relevant, the Audit Committee shall determine annually whether it will recommend to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form lO-K.

        (ix) When necessary in a proxy or information statement of the Company relating to an annual meeting or to a written consents in lieu of such meeting), the Audit Committee shall prepare for inclusion the report described in Item 306 of Regulation S-K.

        (x) The Audit Committee shall annually inform the independent auditor and the Company's Chief Financial Officer, Controller, and other most senior person, if any, responsible for the internal audit activities of the Company, that they should promptly communicate to the Audit Committee or its Chairman any significant issue or disagreement they may have concerning the Company's accounting practices or financial statements that is not resolved to their satisfaction. When such communications are made to the Chairman, he or she shall confer with the independent auditor concerning the communications, and shall notify the other members of the Audit Committee of any communications which the independent auditor or which the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee prior to its next scheduled meeting.

        (xi) The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to its disclosure by the Company and to discuss promptly with the Chairman of the Audit Committee and the Chief Financial Officer of the Company any matters identified in connection with the auditor's review of interim financial information which are required to be discussed by Statement on Auditing Standards No.61. The Chairman of the Audit Committee shall discuss any such matters with the independent auditor and shall notify the other members of the

           Audit Committee of any discussions which the independent auditor or the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee prior to the disclosure or filing of the interim financial information, or the Audit Committee's next scheduled meeting.

       (xii) The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose or file interim financial information prior to completion of a review by the independent auditor

      (xiii) The Audit Committee shall meet privately at least once per year with: (A) the independent auditor; (B) the Chief Financial Officer;
             (C) the Controller; and (D) the other most senior person (if any) responsible for the internal audit activities of the Company.

       (xiv) The Audit Committee shall also carry out the following responsibilities:

           (1) Review the annual audit scope and approve the fees of the independent auditor.

           (2) Review with management and the independent auditor all significant issues concerning litigation contingencies, claims or assessments and all material accounting changes that require disclosure in footnotes to the Corporation's financial statements.

           (3) Monitor instances, if any, in which management seeks a second opinion on significant accounting issues.

           (4) Review the adequacy of the internal controls of the Company and its affiliates and the extent to which major recommendations made by the independent auditor and the Company's internal auditors have been implemented.

           (5) Monitor compliance programs with respect to the Company's internal policies and procedures on standards of conduct.

           (6) Discuss with the independent auditor the results of its audit of the prior year, including, but not limited to any recommendations by the independent auditor for improvement of accounting procedures and internal accounting controls; the adequacy of those controls; and management's cooperation with the independent auditor.

       (xv) The Audit Committee shall meet at least four times per calendar year. As a guide, a proposed sequence of meetings is attached to this Audit Committee Charter as ATTACHMENT A. However, it shall be in the discretion of the Audit Committee as to the timing of the meetings and the subjects to be discussed thereat.

                            ------------------------

ADOPTED BY THE BOARD OF DIRECTORS ON OCTOBER 25, 2000

                                  ATTACHMENT A

                            AUDIT COMMITTEE CHARTER
                      SEQUENCE OF AUDIT COMMITTEE MEETINGS


First Meeting                    Review of prior year's financial statements.

(Prior to filing the             Inform the independent auditor and the Chief Financial
Form 10-K)                       Officer, Controller, and other most senior person, if any, responsible for the internal audit activities of the
                                 Company, that they should promptly communicate to the Audit
                                 Committee or its Chairman any significant issue or
                                 disagreement they may have concerning the Company's
                                 accounting practices or financial statements that is not
                                 resolved to their satisfaction.

                                 Determination as to whether to recommend to the Board of
                                 Directors that the Company's audited financial statements be included in the Company's Annual Report on Form lO-K.

                                 Make recommendation for selection of the independent auditor for the current year.

                                 Review proposed audit fees.

                                 Discuss any internal audit activities.

Second Meeting                   Review of independent auditor's management letter.

                                 Review current year audit plans.

                                 Review report on compliance with policies and procedures
                                 relating to standards of conduct.

                                 Private meeting with the independent auditor; the Chief
                                 Financial Officer; the Controller; and the other most senior person (if any) responsible for the internal audit
                                 activities of the Company.

Third Meeting                    Discuss any year-end audit issues.

                                 Update on status of management letter findings and
                                 recommendations.

                                 Discuss internal audit activities.

Fourth Meeting                   Discuss any year-end audit issues.

                           APPENDIX B: PROXY MATERIALS

Dear Shareholder:

All sectors of the telecommunications industry are going through unprecedented shifts in market and economic conditions. We at NEON believe we are well positioned to adapt and to leverage these dynamics to execute a sound, growth-oriented business plan. The demand for telecommunications services, and the opportunities this demand will create for NEON, continues to expand. Strong, focused companies are needed to meet that demand, especially in light of reduced players. Our unique, regional focus in a market-rich geographic area, coupled with our existing network assets, continue to create opportunities for us. I look forward to discussing these opportunities and our plans for the company at our 2001 Annual Meeting of Stockholders.

Sincerely,

Stephen E. Courter, CEO
NEON Communications, Inc.


                                      PROXY
                            NEON COMMUNICATIONS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 31, 2001

         The undersigned, having received a Notice of the Annual Meeting of Stockholders of NEON Communications, Inc. (the "Company") to be held on Tuesday, July 31, 2001 (the "Annual Meeting") and the Board of Directors' Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Stephen E. Courter, William F. Fennell and Stephen A. Bogiages and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

         Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.





SEE REVERSE SIDE                                                SEE REVERSE SIDE

[X] Please mark your votes as in this example.

The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified below, this proxy will be voted FOR such election to office or proposal. None of the matters to be voted on is conditioned on, or related to, the approval of any other matter. All matters are proposed by the Company.

1.       To elect nine directors:

Nominees: Stephen E. Courter, Victor Colantonio, Katherine E. Dietze, John H. Forsgren, Michael I. German, F. Michael McClain, Donald S. Parker, Peter A. Rust and Gary D. Simon.

FOR ALL                               WITHHELD FROM
NOMINEES [  ]                         ALL NOMINEES   [  ]


[ ]      ----------------------------------------------------------------------
         INSTRUCTION: To withhold authority for any individual nominee, write the nominee's name in the space provided above.

2.       To ratify the selection of Arthur Andersen LLP    FOR  AGAINST  ABSTAIN
         as the Company's independent public accountants   [ ]    [ ]      [ ]
         for the current fiscal year.

In their discretion, the named Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting, or any adjournment thereof.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

NOTE: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

Signature:
           ---------------------------------

Date:
      ---------------------



Signature:
           ---------------------------------

Date:
      ---------------------

                                                                      1743-PS-01